Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post Effective Amendment No. 2 to the Registration Statement on Form S-4 of Kinder Morgan, Inc. (formerly known as Kinder Morgan Holdco LLC) of our report dated February 22, 2012 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Kinder Morgan, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 1, 2012